Exhibit 99.2

Terremark Worldwide, Inc. (ticker: TWW, exchange: American Stock Exchange) News Release — 30-Sep-2004

Terremark CEO Repays $5 Million Debt

MIAMI—(BUSINESS WIRE)—Sept. 30, 2004—Terremark Worldwide, Inc. (AMEX:TWW), a leading operator of integrated Tier-1 Internet exchanges and best-in-class network services, today announced that Manuel D. Medina, the Company’s Chairman and CEO, has repaid his outstanding $5 million loan from the Company by tendering to the Company approximately 7.7 million shares of Terremark common stock. Mr. Medina remains the beneficial owner of 36.9 million shares of Terremark common stock, or approximately 10% of the common shares currently outstanding. The 7.7 million shares tendered to Terremark will be retired by the Company and reduces total shares outstanding.

In light of the securities law changes brought about by the Sarbanes-Oxley Act of 2002, the Company was prohibited from extending, amending, or modifying the note receivable from Mr. Medina. The Company made the loan to Mr. Medina in September 2001 in consideration of Mr. Medina’s agreement to repay his indebtedness to Ocean Bank earlier than otherwise required and for his personally guaranteeing the Company’s $48 million credit facility with Ocean Bank.

About Terremark Worldwide, Inc.:

Terremark Worldwide, Inc. (AMEX:TWW) is a leading operator of integrated Tier-1 Internet exchanges and best-in-class network services, creating technology marketplaces in strategic global locations. Terremark is the owner and operator of the NAP of the Americas, the 5th Tier-1 Network Access Point in the world and the model for the carrier-neutral TerreNAP(sm) Data Centers the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas — Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, collocation and managed services to carriers, Internet service providers, network service providers, government entities, multi-national enterprises and other end users. The NAP, which connects fiber networks in Latin America, Europe, Asia and Africa to those in the U.S., enables customers to freely choose among the many carriers available at the TerreNAP Centers to do business. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, 305-856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

CONTACT:	Terremark Worldwide Inc., Miami
Sandra B. Gonzalez-Levy, 305-860-7829
sgonzalez-levy@terremark.com
or
Investor Relations
RCG Capital Markets Group, Inc.
Joe Diaz, 480-675-0400
jdiaz@rcgonline.com
or
Media Relations
Edelman
Monica Glukstad, 305-358-5291
monica.glukstad@edelman.com

SOURCE:	Terremark Worldwide Inc.